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                                                               Exhibit 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Executive Employment Agreement is made and entered into by and between Labor Ready, Inc., a Washington corporation, including its subsidiaries ("Company") and Glenn A. Welstad ("Executive").



                                    RECITALS

         WHEREAS, Executive has been serving as Chairman, Chief Executive Officer and President of the Company;

         WHEREAS, Company believes that Executive's proven abilities, experience, knowledge of corporate affairs, reputation and vision are of great value to Company's future growth and profits; and

         WHEREAS, Company wishes to continue to employ Executive and Executive is willing to continue to be employed by Company; and

         WHEREAS, the Company's Board of Directors has elected Executive to the offices of Chairman, Chief Executive Officer and President of the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive agree as follows:

          1. EMPLOYMENT. The Company agrees to and hereby does employ Executive, and Executive agrees to and hereby agrees to continue in the employment of the Company, subject to the supervision and direction of the Board of Directors. Executive's employment shall be for a period commencing on January 1, 1999 and ending on December 31, 2003, unless such period is extended by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs 4, 10 or 11.

          2. DUTIES OF EXECUTIVE. Executive agrees to devote the necessary time, attention, skill, and efforts to the performance of his duties as Chairman, Chief Executive Officer and President of the Company and such other duties as may be assigned by the Board of Directors in their discretion.

          3.   COMPENSATION.

               (a) Executive's initial salary shall be at the rate of Five Hundred Thousand and No/100 Dollars ($500,000) per year, payable not less frequently than monthly, from January 1, 1999 , until changed by the Board of Directors as provided herein.

               (b) Company, acting through its Board of Directors, may (but shall not be required to) increase, but may not decrease, Executive's compensation and award to Executive such bonuses as the board may see fit, in its sole and unrestricted discretion, commensurate with Executive's performance and the overall performance of the Company.

          4. FAILURE TO PAY EXECUTIVE. The failure of Company to pay Executive his salary as provided in Paragraph 3 may, in Executive's sole discretion, be deemed a breach of this Agreement and, unless such breach is cured within fifteen days after written notice to Company, this Agreement shall terminate. Executive's claims against Company arising out of the nonpayment shall survive termination of this Agreement.


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          5.   REIMBURSEMENT FOR EXPENSES. Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive shall incur in connection with his services for Company contemplated by this Agreement, on presentation by Executive of appropriate vouchers and receipts for such expenses to Company. At times it may be in the best interests of the Company for Executive's spouse to accompany him on such business travel. On such occasions Company shall reimburse Executive for reasonable out-of-pocket expenses incurred for his spouse. Such occasions shall be determined by guidelines established by the Board of Directors, or in the absence of such guidelines, by Executive's sound discretion.

          6. CHANGE IN OWNERSHIP OR CONTROL. In the event of a change in the ownership of Company, effective control of Company, or the ownership of a substantial portion of Company's assets, all unvested stock options shall immediately vest.

          7. LIABILITY INSURANCE AND INDEMNIFICATION. The Company shall procure and maintain throughout the term of this Agreement a policy or policies of liability insurance for the protection and benefit of directors and officers of the Company. Such insurance shall have a combined limit of not less than $10,000,000.00 and may have a deductible of not more than $100,000.00. To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all lost, cost, damage and expense including attorneys' fees and court costs incurred or sustained by Executive, arising out of the proper discharge by Executive of his duties hereunder in good faith.

          8. BENEFITS. Executive shall be entitled to all benefits offered generally to employees of Company. Nothing in this Agreement shall be construed as limiting or restricting any benefit to Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence.

          9. SPLIT DOLLAR LIFE INSURANCE PLAN. Executive and his spouse have established an irrevocable trust, The Welstad Irrevocable Trust No. 1, that will be the owner and beneficiary of life insurance on the life of the Executive and his spouse. The Company agrees to pay a portion of the premiums due on this life insurance policy as an additional employment benefit to Executive. With respect to this insurance plan, Executive and Company agree:

               (a) The Welstad Irrevocable Trust No. 1 shall be the owner of the life insurance policy and will possess all incidents of ownership in the policy. The Company shall have a portion of the cash value and death benefit of the life insurance policy collaterally assigned to it by the trustee of The Welstad Irrevocable Trust No. 1 in order to secure repayment of the amounts which the Company will pay toward the premiums on the policy.

               (b) The Company shall pay its share of the premium when due. The Company's share of the policy premium shall be $166,611 annually for a period of ten (10) years from the date of this agreement.

               (c)  In the event of a termination of this Agreement under
Section 10 (a) or 11 (b) of this Agreement, the Split Dollar Agreement shall provide that The Welstad Irrevocable Trust No. 1 shall repay the Company at any time within the term of this Agreement an amount equal to the Company's share of the premiums paid.

               (d) Notwithstanding anything else in this Agreement to the contrary, the Company's obligation to share in the payment of the policy premium described in paragraph (b) above will survive termination of this Agreement for any reason other than a termination pursuant to Section 10 (a) or 11 (b).


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     10.  TERMINATION BY COMPANY. Company may terminate this Agreement under either of the following circumstances:

          (a) This Agreement may be terminated for cause at any time upon thirty (30) days written notice to Executive. Cause shall exist if Executive is guilty of dishonesty, gross neglect of duty hereunder, or other act or omission which impairs Company's ability to conduct its ordinary business in its usual manner. The notice of termination shall specify with particularity the actions or inactions constituting such cause. In the event of termination under this section, Company shall pay Executive all amounts due hereunder which are then accrued but unpaid within thirty (30) days after Executive's last day of employment.

          (b) In the event that Executive shall, during the term of his employment hereunder, fail to perform his duties as the result of illness or other incapacity and such illness or other incapacity shall continue for a period of more than six months, the Company shall have the right, by written notice either personally delivered or sent by certified mail, to terminate Executive's employment hereunder as of a date (not less than 30 days after the date of the sending of such notice) to be specified in such notice.

          11. TERMINATION BY EXECUTIVE. Executive may terminate this Agreement under either of the following circumstances:



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          (a)  If Company shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Executive may, in his sole discretion, by written notice to Company, terminate his employment and Company hereby consents to the release of Executive under such circumstances and agrees that if Company ceases to operate or to exist as a result of such event, the non-competition and other provisions of Paragraph 15 of this Agreement shall terminate.

          (b) Executive shall have the right to terminate this Agreement at anytime and for any reason upon giving three (3) months written notice to Company.

     12. COMMUNICATIONS TO COMPANY. Executive shall communicate and channel to Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Company, whether acquired by Executive before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

     13. BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of employer and the personal representatives of Executive.

     14.  CONFIDENTIAL INFORMATION.

          (a) As the result of his duties, Executive will necessarily have access to some or all of the confidential information pertaining to Company's business. It is agreed that "Confidential Information" of Company includes:

               (1) The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to Company;

               (2) All customer, marketing, pricing and financial information pertaining to the business of Company;

               (3)  All operations, sales and training manuals;

               (4) All other information now in existence or later developed which is similar to the foregoing; and

               (5) All information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

          (b) Executive understands that he will necessarily have access to some or all of the Confidential Information. Executive recognizes the importance of protecting the confidentiality and secrecy of the Confidential Information and, therefore, agrees to use his best efforts to protect the Confidential Information from unauthorized disclosure to other persons. Executive understands that protecting the Confidential Information from unauthorized disclosure is critically important to the success and competitive advantage of Company and that the unauthorized disclosure of the Confidential Information would greatly damage Company.


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          (c)  Executive agrees not to disclose any Confidential Information to others or use any Confidential Information for his own benefit. Executive further agrees that upon request of the Chairman, President and Chief Executive Officer of Company, he shall immediately return all Confidential Information, including any copies of Confidential Information in his possession.

     15. COVENANTS AGAINST COMPETITION. It is understood and agreed that the nature of the methods employed in Company's business is such that Executive will be placed in a close business and personal relationship with the customers of Company. Thus, during the term of this Executive Employment Agreement and for a period of two (2) years immediately following the termination of Executive's employment, for any reason whatsoever, so long as Company continues to carry on the same business, said Executive shall not, for any reason whatsoever, directly or indirectly, for him or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

          (a) Call upon, divert, influence or solicit or attempt to call, divert, influence or solicit any customer or customers of Company;

          (b) Divulge the names and addresses or any information concerning any customer of Company;

          (c) Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on by Company within a radius of twenty-five (25) miles from any then existing or proposed office of Company; and

          (d) Make any public statement or announcement, or permit anyone else to make any public statement or announcement that Executive was formerly employed by or connected with Company.

         The time period covered by the covenants contained herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant. If the provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time and that shall be enforceable.

     16.  ENFORCEMENT OF COVENANTS.

          (a) The covenants set forth herein on the part of Executive shall be construed as an agreement independent of any other provision in this Executive Employment Agreement and the existence of any claim or cause of action of Executive against Company, whether predicated on this Executive Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained herein.

          (b) Executive acknowledges that irreparable damage will result to Company in the event of the breach of any covenant contained herein and Executive agrees that in the event of any such breach, Company shall be entitled, in addition to any and all other legal or equitable remedies and damages, to a temporary and/or permanent injunction to restrain the violation thereof by Executive and all of the persons acting for or with Executive.

     17. LAW TO GOVERN CONTRACT. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Washington.


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     18.  ARBITRATION. Company and Executive agree with each other that any claim of Executive arising out of or relating to this Agreement or the breach of this Agreement or Executive's employment by Company, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules at the American Arbitration Association Office nearest the place of employment. The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

     19. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

     20. MODIFICATION OF AGREEMENT. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

     21. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

      22. ATTORNEYS' FEES. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other required sums, a reasonable sum for the successful party's attorneys' fees.

     23. NOTICES. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when personally delivered or when sent by certified or registered, return receipt requested mail if sent to the respective address of each party as set forth below, or such other address as each party shall designate by notice.

     24. SURVIVAL OF CERTAIN TERMS. The terms and conditions set forth in Paragraphs 14, 15 and 16 of this Agreement shall survive termination of the remainder of this Agreement.


         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.


EXECUTIVE:                                 COMPANY:
                                           Labor Ready, Inc.,
                                           a Washington corporation

By:/s/______________________________        By:/s/______________________________
   Glenn A. Welstad                            Ronald L. Junck
                                               Executive Vice President


Date: JUNE 8, 1999                          Date: JUNE 8, 1999
     ______________________________               ______________________________


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